Exhibit 2.1

AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of January 2, 2015 (this “Amendment”), is entered into by and between EMCORE Corporation, a New Jersey corporation (“Seller”) and NeoPhotonics Corporation, a Delaware corporation (“Purchaser”).  Seller and Purchaser are each referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement (the “Agreement”), dated as of October 22, 2014; and

WHEREAS, the Parties desire to amend the Agreement and certain schedules to the Agreement as described in this Amendment and acknowledge certain matters as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

1.1.                            Amendment to Section 1.1.

(a) Section 1.1 of the Agreement is hereby amended by adding the following paragraph in the appropriate alphabetical position in such Section:

““Tunable Inventory” means the inventory and finished goods of the Business that represent tunable transmitter optical subassemblies (T-TOSA) or small form factor pluggable (T-XFP) transceivers for 10 gigabits per second transmission application.”

(b) Section 1.1 of the Agreement is hereby amended by amending and restating the following paragraph in the appropriate alphabetical position in such Section:

““Tangible Personal Property” means all machinery, tooling, equipment, parts, tools, supplies, office equipment and supplies, vehicles, tools, spare parts, production supplies, furniture, fixtures, furnishings, signage, leasehold improvements and other items of tangible personal property (other than Inventory and Tunable Inventory) owned by Seller and used exclusively or primarily in connection with the ownership, maintenance or operation of the Business.”

1.2                               Amendment to Section 2.1.

(a)                                 Section 2.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           the inventory, finished goods, raw materials, work in progress, packaging, supplies and parts used in the Business other than Tunable Inventory (“Inventory”), a list of which as of June 30, 2014 is set forth on Schedule 2.1(a) of the Seller Disclosure Schedule and a list of which as of December 29, 2014 is set forth on Schedule 2.1(a)-1 of the Seller Disclosure Schedule;”

(b)                                 Section 2.1(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(f)                             all purchase orders outstanding as of the Closing Date other than (i) purchase orders exclusively related to Tunable Inventory and (ii) purchase orders with ZTE Kangxun Telecom Co. Ltd. (the “Assumed Purchase Orders”); a list of outstanding purchase orders as of October 1, 2014 is set forth on Schedule 2.1(f) of the Seller Disclosure Schedule and a list Assumed Purchase Orders as of December 29, 2014 is set forth on Schedule 2.1(f)-1 of the Seller Disclosure Schedule;”

(c)                                  The last paragraph of Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Seller and Purchaser shall review, update as necessary and use their respective reasonable best efforts to finalize each section of the Seller Disclosure Schedule referred to in this Section 2.1 (collectively, the “Asset Lists”) no later than January 1, 2015; provided that nothing in this updating process shall relieve Seller of its obligations to comply with the covenants set forth in Section 7.1.”

1.3                               Amendment to Schedule 2.1(a).  Schedule 2.1(a) of the Seller Disclosure Schedule is hereby amended and restated in its entirety to read in the form attached hereto as Exhibit A.

1.4.                            Amendment to Section 2.2.  Section 2.2 of the Agreement is hereby amended by adding the following as a new subsection (m):

“(m) the Tunable Inventory, purchase orders exclusively related to the Tunable Inventory and purchase orders with ZTE Kangxun Telecom Co. Ltd..”

1.6                               Amendment to Schedule 2.2(d).  Schedule 2.2(d) to the Agreement is hereby amended to add the contract(s) listed on Exhibit B hereto at the end of such Schedule 2.2(d).

1.7                               Amendment to Section 3.1.

(a)                                 The words “fifteen million dollars ($17,500,000)” are hereby replaced with the words “seventeen million five hundred thousand dollars ($17,500,000)”.

1.8                               Amendment to Section 4.1(a).  The last sentence of Section 4.1(a) of the Agreement is hereby amended and restated to read as follows:

“The Closing shall be deemed to be effective (x) for purposes of operations in Asia at 11:59 p.m. Bangkok, Thailand time on the Closing Date and (y) for all other purposes at 11:59 p.m. Los Angeles Time on the Closing Date.”

1.9                               Amendment to Schedule 5.6(a).  Schedule 5.6(a) to the Agreement is hereby amended to add the items listed on Exhibit C hereto at the end of such Schedule 5.6(a).

1.10                        Amendment to Section 7.2(b).  Section 7.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           Seller acknowledges and understands that Purchaser will be required to provide pro forma and historical financial statements for the Business as part of its periodic public reporting obligations in the period following Closing.  Seller agrees to reasonably cooperate with Purchaser (at no incremental cost to Purchaser) in the preparation of such financial statements set forth on Schedule 7.2(b), and shall use commercially reasonable efforts to deliver all items set forth on Schedule 7.2(b) within the timeframes set forth therein.  None of Seller or any Seller Indemnified Party or any of their respective Representatives shall have, and Purchaser agrees that none of such Persons shall have, any liability to Purchaser or any Purchaser Indemnified Party or any other Person (including any Person asserting claims on behalf of or in right of Purchaser) in connection with or as a result of any failure by Purchaser to meet its public reporting obligations.”

1.11                        Amendment to Schedule 7.2(b).  Schedule 7.2(b) to the Agreement is hereby amended and restated in its entirety to read in the form attached hereto as Exhibit D.

1.12                        Amendment to Section 7.2(c).

(a)                                 The words “at least three (3) Business Days prior to the scheduled Closing Date” in the first sentence are hereby replaced with the words “no later than December 30, 2014”.

(b)                                 The words “no later than the third (3rd) Business Day prior to the scheduled Closing Date” in the third sentence are hereby replaced with the words “no later than December 30, 2014”.

1.13                        Amendment to Section 7.10(a).  Section 7.10(a) to the Agreement is hereby amended by replacing the language “or (iii) own any interests in any mutual or other investment fund registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended” in its entirety to read:

“(iii) own any interests in any mutual or other investment fund registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended; or (iv) sell, transfer or dispose of any Tunable Inventory”

1.14                        Amendment to Schedule 10.3(c).  The second bullet on Schedule 10.3(c) is hereby amended and restated in its entirety to read in the form attached hereto as Exhibit E.

1.15                        Release of Security Interest in Patent.  Seller agrees to use its commercially reasonable best efforts to secure the release of any security interests or purported security interests held or granted by Newport Corporation in patents of Seller that are included in the Purchased Assets and are not released at Closing, and to correct any public filings related to the same, within thirty (30) days of the Closing Date.

ARTICLE II

GENERAL PROVISIONS

2.1.                            Effect on Agreement.  Except as expressly contemplated by this Amendment, the Agreement and the schedules thereto remain in full force and effect and is not otherwise amended or modified hereby.

2.2.                            Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

2.3.                            Governing Law.  This Amendment shall be construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of Laws provisions thereof.

2.4.                            Counterparts.  The Parties may execute this Agreement (including by electronic transmission) in one or more counterparts, and each fully executed counterpart shall be deemed an original.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

NEOPHOTONICS CORPORATION

By:	/s/ Timothy S. Jenks
	Name:	Timothy S. Jenks
	Title:	CEO

EMCORE CORPORATION

By:	/s/ Mark Weinswig
	Name:	Mark Weinswig
	Title:	CFO